Exhibit 99.1

Outdoor Holding Company Reports First Quarter Fiscal 2027 Financial Results

Revenue increased 22%, net income from continuing operations increased to $3.6 million, Adjusted EBITDA more than doubled to $7.9 million, and operating cash flow improved by $11.1 million year over year

Atlanta, Ga., August 10, 2026 (GLOBE NEWSWIRE) — Outdoor Holding Company (Nasdaq: POWW, POWWP) (“OHC,” “we,” “us,” “our” or the “Company”), the owner of GunBroker.com, the largest online marketplace dedicated to firearms, hunting, shooting, and related products, today reported its financial results for its fiscal first quarter ended June 30, 2026.

First Quarter Fiscal 2027 vs. First Quarter Fiscal 2026

-	Revenue growth continued: net revenues increased 22.1% to $14.5 million from $11.9 million, marking the fourth consecutive quarter of year-over-year growth
-	Gross profit increased 18.5% to $12.2 million from $10.3 million
-	Gross profit margin was 84.5% compared to 87.2% in the prior year period, primarily reflecting the addition of lower-margin Federal Firearms License (“FFL”) transfer revenue as well as related implementation costs, which are not expected to recur
-	Operating expenses decreased 45.3% to $8.9 million from $16.3 million, reflecting the resolution of certain legacy legal matters and continued cost discipline
-	Returned to profitability: net income from continuing operations was $3.6 million, compared to the prior year period’s net loss from continuing operations of $(5.9) million
-	Net income attributable to common shareholders of $2.8 million improved from a net loss of $(7.2) million in the prior year period and represented 19.4% of net revenues
-	Adjusted EBITDA[1] increased to $7.9 million compared to $3.1 million in the same period last year and represented 54.6% of net revenues
-	Grew gross merchandise value (“GMV”) 18.1% year-over-year to approximately $223.7 million from approximately $189.5 million in the prior year period
-	Operating cash flow improved by $11.1 million: net cash provided by operating activities was $4.4 million, compared with net cash used in operating activities of $6.7 million in the prior-year quarter.

Operational Highlights

-	Generated positive net income in three of the last four quarters
-	Outperformed the broader firearms market as Firearm unit sales increased 11.6%, compared with a 5.3% increase in adjusted NICS checks, increasing the Company’s estimated share of adjusted NICS activity by 41 basis points to approximately 6.4%
-	Increased take rate 21 basis points year-over-year to 6.47%; new FFL transfer revenue contributed 39 basis points, demonstrating the opportunity to expand transaction monetization without increasing the base final value fee
-	GMV in the silencers and suppressed firearms category increased approximately 71% year-over-year after the federal transfer tax on silencers was reduced to $0
-	Repurchased just over 1 million shares of common stock during the quarter for $2.0 million at an average price of $1.98 per share excluding commissions and fees, leaving approximately $12.0 million available under the $15.0 million repurchase authorization
-	Grew cash and cash equivalents to $68.8 million, an increase of $0.7 million during the quarter, after funding share repurchases, preferred stock dividends, and scheduled related-party note payments

“This quarter demonstrates the earnings power of a leaner, more focused GunBroker and the value of disciplined execution,” said Steve Urvan, Chairman and CEO of Outdoor Holding Company. “Revenue increased 22%, operating income improved by more than $9 million, Adjusted EBITDA more than doubled to $7.9 million, and operating cash flow improved by $11.1 million year over year. Just as importantly, the improvement was broad-based: traffic, conversion, average order value and firearm unit sales all increased, and GunBroker gained share relative to adjusted NICS activity. Our operating philosophy is simple: Continuous Improvement. Disciplined Growth. We will continue to simplify the business, improve efficiency and allocate capital to its highest and best use, while investing in initiatives that strengthen the platform, expand monetization through value-added services and create durable long-term shareholder value.”

1 Adjusted EBITDA is a non-GAAP financial measure. See the discussion and the reconciliations at the end of this release for additional information.

The first quarter results demonstrate the operating leverage of the Company’s post-divestiture business model. Year-over-year, net revenues increased 22.1% to $14.5 million, driven by higher marketplace volume and the Company’s new FFL transfer revenue stream, which began in April 2026. Total operating expenses declined $7.4 million, or approximately 45%, to $8.9 million, reflecting the resolution of certain legacy legal matters and continued cost discipline. Gross margin was 84.5%, compared to 87.2% in the prior-year quarter, reflecting the addition of lower-margin FFL transfer revenue and related implementation costs. Income from operations was $3.3 million, compared to a loss from operations of $(6.0) million in the prior-year quarter. Net income from continuing operations was $3.6 million and 24.7% of net revenues, compared with a net loss from continuing operations of $(5.9) million and (49.4)% of net revenues. Net income attributable to common stockholders was $2.8 million, or $0.02 per basic and diluted share, compared to $(7.2) million, or $(0.06) per basic and diluted share, in the comparable period. Adjusted EBITDA was $7.9 million, or 54.6% of net revenues, compared with $3.1 million, or 26.5% of net revenues, in the same period last year. The Company has now generated year-over-year revenue growth in four consecutive quarters and positive net income in three of the last four quarters. Management believes these results demonstrate that the turnaround is no longer dependent solely on cost reduction: marketplace growth, improved transaction productivity and new revenue streams are now contributing alongside the lower operating-cost structure.

GunBroker.com delivered strong performance during the first fiscal quarter, with traffic, conversion, and average order value all increasing year-over-year, reflecting continued engagement from both buyers and sellers and demonstrating the effect of recent platform investments.

●	Firearm unit sales increased 11.6% year-over-year, outpacing the 5.3% increase in adjusted National Instant Criminal Background Check System (“NICS”) checks and reflecting a 41 basis point increase in the Company’s share of adjusted NICS checks, to approximately 6.4%
●	Total GMV increased 18.1% year-over-year to approximately $223.7 million
●	Take rate (net revenues divided by GMV) increased 21 basis points year-over-year to 6.47%, driven primarily by new FFL transfer revenue, which contributed 39 basis points
●	Average order value grew 7.5% year-over-year to $477

During the quarter, the Company continued to introduce platform enhancements designed to improve marketplace efficiency and user experience. The Company’s FFL transfer integration, launched at the beginning of the fiscal year, delivered an expanded dealer network, centralized verification, and streamlined transfers workflows, while contributing a new FFL transfer revenue stream. The launch included certain startup and implementation costs during the quarter that are not expected to recur. FFL transfer revenue also carries a lower gross margin than the Company’s legacy marketplace revenue, which has historically generated exceptionally high gross margins exceeding 87%. Management does not view this mix shift as a deterioration in the underlying economics of the business. New transaction-related services are expected to generate attractive incremental margins, increase gross-profit dollars and expand take rate by monetizing additional portions of the transaction without requiring an increase in the base final value fee. In its first quarter of operation, FFL transfer revenue contributed 39 basis points to take rate. Excluding FFL transfer revenue, legacy take rate was 6.08%, compared with 6.26% in the prior-year quarter. The decrease primarily reflected a higher proportion of volume from the Company’s largest sellers, which qualify for discounted fee tiers, and increased sales of higher-value items, which carry a lower inherent take rate.

The Company continues to implement AI where management believes it can produce measurable improvements in marketplace productivity and user experience. The AI-powered listing tool launched in March continued to standardize product descriptions across the marketplace. The Company is also piloting an AI-supported customer-service agent, with a phased rollout expected once it meets the Company’s quality and escalation standards. Additional AI initiatives are being evaluated to improve listing efficiency, reduce customer-service response times, lower transaction friction and support conversion.

Demand during the quarter was supported in part by legislation-driven purchasing activity ahead of the scheduled July 1, 2026 effective date of recently enacted Virginia legislation restricting future sales and transfers of certain semiautomatic firearms and magazines. The Company believes this activity contributed a meaningful portion of the year-over-year GMV growth in the quarter. Enforcement of that law is currently subject to preliminary injunctions, and the related litigation is ongoing. Because this Virginia-specific demand was pulled forward ahead of a deadline that did not take effect as scheduled, the Company is not assuming that this activity will repeat in the second quarter. Nevertheless, the quarter’s growth was broad-based. Excluding Virginia, GMV increased approximately $23 million year over year, supported by higher traffic, improved conversion and increased average order value across both new and used products.

Balance Sheet and Liquidity

The Company ended the quarter with $68.8 million in cash and cash equivalents, an increase of $0.7 million from March 31, 2026. Net cash provided by operating activities was $4.4 million during the quarter, compared with net cash used in operating activities of $6.7 million in the prior-year period. The Company grew its cash balance despite funding $2.0 million of share repurchases, $0.8 million of preferred stock dividends, and a $0.2 million principal payment and $0.8 million of interest on the related-party note. The strengthened balance sheet and liquidity position provide significant flexibility to support ongoing platform investments, pursue selective strategic opportunities, and return value to shareholders through the share repurchase program. With reduced leverage, lower fixed costs, and more consistent profitability, the Company is well-positioned to fund organic growth initiatives while maintaining a disciplined approach to capital allocation and shareholder value creation.

Fiscal 2027 Execution Priorities

The Company’s post-divestiture strategy is focused on four execution priorities for the remainder of fiscal 2027: growing marketplace activity and market share through improvements in traffic, conversion, seller participation and transaction velocity; expanding transaction monetization by scaling FFL transfer revenue and implementing universal payments; protecting the reset cost structure through disciplined hiring, vendor management and return-based investment; and deploying AI where it can produce measurable improvements in listing quality, customer-service efficiency, transaction friction and conversion. Management believes these initiatives can increase revenue earned from each transaction, capture incremental market share and support durable profitability without increasing the base final value fee.

Discontinued Operations

As previously disclosed, in April 2025, the Company completed the sale of all assets of its business of designing, manufacturing, marketing, distributing and selling ammunition and ammunition components, along with certain related assets and liabilities (the “Transaction”), which previously comprised the Company’s Ammunition segment. Following the Transaction, the Company continues to operate its online e-commerce marketplace business GunBroker.com.

For the purposes of this earnings release and the financial information provided herein, the results of the Ammunition segment are presented as discontinued operations in the consolidated statements of operations for all periods presented, if applicable.

Conference Call

Management will host a conference call at 9:00 AM ET on August 10, 2026 to review financial results and provide an update on corporate developments. Following management’s formal remarks there will be a question-and-answer session.

The conference call will primarily be available through a live webcast at the following link: https://events.q4inc.com/attendee/378705617, which is also available through the Company’s website. The recording of the webcast will be posted on the Company’s website after the call is completed.

Those without internet access may dial in by calling (855) 761-5600 (domestic) or +1 (646) 307-1097 (international). Please join at least 5-10 minutes prior to the scheduled start and follow the operator’s instructions. When requested, please ask for the “Outdoor Holding Company Conference Call” or reference Conference ID #: 8625467.

About Outdoor Holding Company

Outdoor Holding Company is the publicly traded parent and operator of GunBroker.com, the largest online marketplace dedicated to firearms, hunting, shooting and related products. Third-party sellers list items on the site and federal and state laws govern the sale of firearms and other restricted items. Firearms sold through the marketplace are transferred through federally licensed firearms dealers in accordance with applicable law. Launched in 1999, the GunBroker.com website is an informative, secure and safe way to buy and sell firearms, ammunition, shooting accessories and outdoor gear online. GunBroker promotes responsible ownership of guns and firearms. For more information, visit: www.gunbroker.com.

Cautionary Statement Concerning Forward-Looking Statements

Statements contained or incorporated by reference in this press release that are not historical are considered “forward-looking statements” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “target,” “believe,” “expect,” “will,” “may,” “anticipate,” “estimate,” “would,” “positioned,” “future,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, among others, statements under the heading “Fiscal 2027 Execution Priorities” statements about the Company’s ability to unlock post-divestiture efficiencies, the Company’s expected legal and other professional services expenses, the Company’s business strategy, plans, objectives, expectations and intentions, the Company’s anticipated future operating results and operating expenses, cash flow, capital resources, dividends and liquidity, the Company’s future expansion or growth plans and potential for future growth, including its plan to expand its e-commerce platform, the Company’s ability to attract new customers, the Company’s ongoing evaluation of strategic opportunities, expectations regarding Virginia-related demand and second-quarter activity, expected improvement in margins on FFL transfer revenue, the implementation and expected benefits of universal payments, AI-enabled tools and other platform initiatives, anticipated operating efficiency, profitability and capital allocation, and other statements that are not historical facts. Instead, they are based only on Company management’s current beliefs, expectations and assumptions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Company’s control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, the Company’s ability to maintain and expand its e-commerce business, the Company’s ability to introduce new features on its e-commerce platform that match consumer preferences, the success of the Company’s recent and future platform enhancements, including the integration with Master FFL and the deployment of a proprietary AI-powered listing tool; the Company’s ability to retain and grow its customer base of buyers and sellers on the GunBroker Marketplace; the impact of lawsuits, including securities class action lawsuits, stockholder derivative suits and enforcement actions by regulatory authorities; the impact of the Company’s obligation to indemnify its current and former directors, officers and employees in connection with litigation and other actions; the Company’s ability to maintain effective internal control over financial reporting; reputational harm resulting from the Special Committee Investigation, the SEC Investigation and the restatement of the Company’s financial statements; investor perceptions regarding the reliability of the Company’s historical financial statements following the restatement, which could adversely affect the Company’s access to capital markets and the market price of its securities; the impact of adverse economic market conditions, including from social and political factors; the Company’s ability to meet its future capital requirements; the effect of security breaches on the Company’s information systems and other disruptions; the Company’s ability, and the ability of the third parties with whom the Company works, to comply with evolving obligations related to data privacy and security; the impact of generative artificial intelligence on the Company’s business, operations and competitive position; risks related to the operation, development and regulation of the Company’s payments system and financial services offerings; the Company’s ability to retain and recruit key personnel; the intense competition in the markets in which the Company operates and its ability to compete within those markets; changes in laws, government regulations and policies and interpretations thereof, including those specifically applicable to the sale of firearms and ammunition, and adverse changes to interpretations of the Second Amendment; the Company’s ability to develop and maintain its brand cost-effectively; the Company’s ability to adequately protect its intellectual property rights, including the costs of litigation, the diversion of its management’s time and attention and the impacts of any resulting loss of a competitive advantage; the loss of relationships with retailers and distributors, war, terrorism, civil unrest, and natural or manmade disasters that may disrupt the Company’s operations or the markets in which it operates; fluctuations in the Company’s financial results due to factors beyond its control; and the occurrence of any other event, change or other circumstances that could give rise to impacts on operating results. Therefore, investors should not rely on any of these forward-looking statements and should review the risks and uncertainties described under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended March 31, 2026 and additional disclosures the Company makes in its other filings with the SEC, which are available on the SEC’s website at www.sec.gov. Forward-looking statements are made as of the date of this press release, and except as required by law, the Company expressly disclaims any obligation or undertaking to publicly release any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Contacts

For investors:

Darrow Associates

Phone: (917) 886-9071

IR@outdoorholding.com

Source: Outdoor Holding Company

OUTDOOR HOLDING COMPANY

NON-GAAP FINANCIAL MEASURES (Unaudited)

To supplement the Company’s financial information presented in accordance with generally accepted accounting principles in the United States (“GAAP”), we present a non-GAAP financial measure in this press release, Adjusted EBITDA. We analyze operational and financial data to evaluate our business, allocate our resources, and assess our performance. In addition to total net revenues, net income (loss), and other results under GAAP, the following information includes key operating metrics and non-GAAP financial measures that we use to evaluate our business. We believe that these measures are useful for period-to-period comparisons of the Company’s performance. We have included these non-GAAP financial measures in this press release because they are key measures management uses to evaluate our operational performance, produce future strategies for our operations, and make strategic decisions, including those relating to operating expenses and the allocation of our resources. Accordingly, we believe that these measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors. The Adjusted EBITDA reconciliation presented below begins with net income (loss) from continuing operations, which the Company believes is the most directly comparable GAAP financial measure.

Adjusted EBITDA

	For the Three Months Ended June 30,
	2026	2025
Reconciliation of GAAP net income (loss) from continuing operations to Adjusted EBITDA
Net income (loss) from continuing operations	$3,574,061	$(5,862,693)
Provision for income taxes	36,715	—
Depreciation and amortization	3,713,954	3,510,021
Interest expense, net	244,363	348,330
Stock-based compensation	300,035	787,826
Interest and other income (expense), net	(559,334)	(496,312)
Acquisitions and divestitures	—	79,398
Special Committee Investigation and restatement	—	1,304,908
SEC Investigation	596,368	676,080
Delaware Litigation legal and professional fees	—	1,354,864
Corporate restructuring costs	—	1,435,693
Adjusted EBITDA	$7,906,162	$3,138,115

Adjusted EBITDA is a non-GAAP financial measure that displays our net income (loss) from continuing operations (the most directly comparable financial measure prepared in accordance with GAAP), adjusted to eliminate the effect of certain items described below. We define Adjusted EBITDA as net income (loss) from continuing operations excluding (i) provision or benefit for income taxes, (ii) depreciation and amortization, (iii) interest expense, net, (iv) stock-based compensation expenses relating to stock awards and common stock purchase options, (v) interest and other income (expense), net, (vi) expenses related to acquisitions and divestitures, (vii) gain on extinguishment of debt, (viii) professional service and legal fees related to an investigation conducted by a special committee of the Board of Directors (the “Special Committee Investigation”), an investigation by the SEC (“the SEC Investigation”) and the now-settled lawsuit related to the GunBroker acquisition (the “Delaware Litigation”) (ix) other nonrecurring expenses, such as contingencies associated with litigation or settlements and (x) corporate restructuring costs related to headcount reductions, severance, and expense consolidation.

We believe that it is useful to exclude these expenses because the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations. Non-GAAP financial measures have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:

●	stock-based compensation expense has been, and will continue to be for the foreseeable future, a significant recurring expense for the Company and an important part of our compensation strategy;
●	the assets being depreciated or amortized may have to be replaced in the future, and the non-GAAP financial measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or other capital commitments;
●	non-GAAP measures do not reflect changes in, or cash requirements for, our working capital needs; and
●	other companies, including companies in our industry, may calculate their non-GAAP financial measures differently or not at all, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider the non-GAAP financial measures alongside other financial performance measures, including our net income (loss) from continuing operations and our other financial results presented in accordance with GAAP.

	For the Three Months Ended June 30,
	2026	2025
	(Unaudited)
Reconciliation of GAAP net income (loss) from continuing operations to Adjusted EBITDA
Net income (loss) from continuing operations	$0.03	$(0.05)
Provision for income taxes	0.00	-
Depreciation and amortization	0.03	0.03
Interest expense, net	0.00	0.00
Stock based compensation	0.00	0.01
Other income (expense), net	(0.00)	(0.00)
Acquisitions and divestitures	-	0.00
Special Committee Investigation and restatement	-	0.01
SEC Investigation	0.00	0.01
Delaware Litigation legal and professional fees	-	0.01
Corporate restructuring costs	-	0.01
Adjusted EBITDA	$0.06	$0.03
Total diluted income (loss) before discontinued operations, net of tax	$0.03	$(0.05)
Preferred stock dividend	(0.01)	(0.01)
Total diluted income (loss) from continuing operations	$0.02	$(0.06)

	For the Three Months Ended March 31,
	2026	2025
Weighted average number of shares outstanding
Basic	116,490,584	116,841,148
Diluted	124,029,987	116,841,148

*Per share amounts may not sum due to rounding

OUTDOOR HOLDING COMPANY

CONSOLIDATED BALANCE SHEETS

	June 30, 2026 (Unaudited)	March 31, 2026
ASSETS
Current Assets:
Cash and cash equivalents	$68,777,371	$68,103,395
Accounts receivable, net of allowance for credit losses of $2,343,518 as of June 30, 2026 and $2,362,847 as of March 31, 2026	9,504,489	10,361,158
Prepaid expenses and other current assets	3,935,286	3,523,921
Total Current Assets	82,217,146	81,988,474

Property and equipment, net	6,903,818	6,927,868

Other Assets:
Other noncurrent assets	429,830	465,247
Other intangible assets, net	83,869,482	86,890,053
Goodwill	90,870,094	90,870,094
Right of use assets - operating leases	283,638	342,034
TOTAL ASSETS	$264,574,008	$267,483,770

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$14,380,740	$15,743,606
Accrued liabilities	2,215,790	4,241,349
Current portion of operating lease liability	511,438	515,579
Notes payable - related parties, current maturities	234,300	220,000
Total Current Liabilities	17,342,268	20,720,534

Long-term Liabilities:
Notes payable - related parties, net of debt discounts of $1,913,216 as of June 30, 2026 and $1,963,771 as of March 31, 2026	9,632,483	9,816,229
Operating lease liability, net of current portion	498,445	616,904
Other noncurrent liabilities	1,145,833	1,375,000
Total Liabilities	28,619,029	32,528,667

Contingencies (Note 14)

Shareholders’ Equity:
Series A cumulative perpetual preferred stock 8.75%, ($25.00 per share, $0.001 par value) 1,400,000 shares issued and outstanding as of June 30, 2026 and March 31, 2026	1,400	1,400
Common stock, $0.001 par value, 200,000,000 shares authorized; 119,479,220 and 119,346,452 shares issued and 116,015,388 and 116,902,624 shares outstanding as of June 30, 2026 and March 31, 2026, respectively	116,018	116,905
Additional paid-in capital	455,124,157	454,877,083
Accumulated deficit	(207,645,232)	(210,453,668)
Treasury stock, at cost	(11,641,364)	(9,586,617)
Total Shareholders’ Equity	235,954,979	234,955,103
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$264,574,008	$267,483,770

OUTDOOR HOLDING COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,
	2026	2025
Net revenues	$14,480,654	$11,857,376
Cost of revenues	2,237,828	1,522,398
Gross Profit	12,242,826	10,334,978

Operating Expenses
Selling and marketing	28,693	56,531
Corporate general and administrative	2,891,091	7,337,936
Employee salaries and related expenses	2,313,283	5,441,165
Depreciation and amortization expense	3,713,954	3,510,021
Total operating expenses	8,947,021	16,345,653
Income (loss) from operations	3,295,805	(6,010,675)

Other Income (Expense)
Interest and other income	559,334	496,312
Interest expense	(244,363)	(348,330)
Total other income, net	314,971	147,982

Income (loss) before income taxes from continuing operations	3,610,776	(5,862,693)

Provision for income taxes	36,715	—

Net income (loss) from continuing operations	3,574,061	(5,862,693)

Preferred stock dividend	(765,625)	(774,132)

Net income (loss) before discontinued operations	2,808,436	(6,636,825)

Loss from discontinued operations, net of tax	—	(595,634)

Net income (loss) attributable to common stock shareholders	$2,808,436	$(7,232,459)

Basic income (loss) per share of common stock:
Continuing operations	$0.02	$(0.06)
Discontinued operations	—	(0.00)
Total basic income (loss) per share of common stock	$0.02	$(0.06)

Diluted income (loss) per share of common stock:
Continuing operations	$0.02	$(0.06)
Discontinued operations	—	(0.00)
Total diluted income (loss) per share of common stock	$0.02	$(0.06)

Weighted average number of shares outstanding:
Basic	116,490,584	116,841,148
Diluted	124,029,987	116,841,148

*Per share amounts may not sum due to rounding